(2)(K)(vi)(h)

EXECUTION COPY

AMENDMENT NO. 8

TO CREDIT AGREEMENT

AMENDMENT NO. 8 (this “Amendment”), dated as of May 15, 2015, to the Credit Agreement, dated as of June 25, 2009, among VOYA SENIOR INCOME FUND (formerly known as ING SENIOR INCOME FUND and herein referred to as the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, Amendment No. 6, dated as of December 13, 2013, and Amendment No. 7, dated as of May 16, 2014 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.                                   The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Each reference to “ING Senior Income Fund” contained in the Credit Agreement (including, without limitation, all of the Exhibits and Schedules thereto), is hereby replaced with “Voya Senior Income Fund”.

2.                                      Each of the defined terms “Applicable Rate” and “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate, (b) LIBOR Loan, the Adjusted LIBO Rate plus 0.90%, and (c) Overnight Loan, the Overnight Rate plus 0.90%.

“Scheduled Commitment Termination Date” means May 13, 2016, as the same may be extended in accordance with Section 2.8.

3.                                      The defined term “Change in Law” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “liquidity or” immediately before the words “capital adequacy” appearing therein.

Voya Senior Income Fund Amendment No. 8 to Credit Agreement

4.                                      The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “higher of (i) 0.0%, or (ii) the” immediately before the words “weighted average” appearing therein.

5.                                      The defined term “LIBO Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “higher of (i) 0.0%, or (ii) the” immediately before the phrase “rate appearing on the Reuters” appearing therein.

6.                                      The defined term “Overnight Eurodollar Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “higher of (i) 0.0%, or (ii) the” immediately before the phrase “rate of interest per annum that appears on the Reuters” appearing therein.

7.                                      The defined term “Overnight Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “higher of (i) 0.0%, or (ii) the” immediately before the phrase “rate at which the Administrative Agent is offered overnight” appearing therein.

8.                                      Section 2.2(a) of the Credit Agreement is hereby amended by replacing the dollar amount “$40,000,000” contained therein with the dollar amount “$35,000,000”.

9.                                      Section 2.3(d)(A) of the Credit Agreement is hereby amended by replacing the dollar amount “$500,000,000” contained therein with the dollar amount “$400,000,000”.

10.                               Section 2.5(c) of the Credit Agreement is hereby amended by replacing the dollar amount “$40,000,000” contained therein with the dollar amount “$35,000,000”.

11.                               Section 7.7(c) of the Credit Agreement is hereby amended by replacing the dollar amount “$450,000,000” contained therein with the dollar amount “$320,000,000”.

12.                               Section 10.1(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follow:

(i)                                     if to the Borrower, to it c/o Voya Funds, 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258, Attention of Elliot A. Rosen, Senior Vice President (Telephone No. (480) 477-2220; Telecopy No. (860) 275-2912); or

13.                               Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto. Each Lender agrees that upon the Amendment Effective Date (defined below), after giving effect to the commitment reductions effected hereby, it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Credit Agreement as amended hereby. In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans (collectively, the “True-up Payments”).

14.                               Paragraphs 1 through 13 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since May 16, 2014 or, if Borrower’s Organizational Documents have been so amended, supplemented or otherwise modified, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)                                 the aggregate outstanding principal balance of the Loans shall not exceed $320,000,000;

(e)                                  the Administrative Agent shall have received the True-up Payments;

(f)                                   the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent; and

(g)                                  all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

15.                               The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto, no Default exists or would occur, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

16.                               In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

17.                               This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

18.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 8 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By:	/s/ Daniel A. Norman
Name:	Daniel A. Norman
Title:	Managing Director and Group Head

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$213,000,000
State Street Bank and Trust Company	$107,000,000
Total	$320,000,000